UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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On August 26, 2025, DallasNews Corporation furnished the following letter to participants in the DallasNews Savings Plan:

We Need Your Vote!

Subject: Call to Action for All DallasNews (formerly A. H. Belo Corporation) Savings Plan Participants

Dear [NAME],

On behalf of DallasNews Corporation (the “Company” or “DallasNews”), I would like to thank you for your service and recognize that DallasNews is the proud organization it is today because of our current and former employees – including those that contributed to our growth well before we became DallasNews.

I am writing to you today because as a participant in the DallasNews Savings Plan, you own shares in DallasNews (DALN) that are held by Fidelity Management Trust Company. Today, your vote FOR the Hearst Merger is critical to realizing a significant, all-cash premium on your investment.

As you may know, DallasNews, the holding company of The Dallas Morning News and Medium Giant, previously announced it has entered into a definitive agreement to be acquired by Hearst, one of the nation’s leading information, services and media companies. The Company will hold a Special Meeting of Shareholders (the “Special Meeting”) at 10:00 a.m. Central Time on Tuesday, September 23, 2025, for the purpose of approving the Hearst Merger and certain related matters.

The Hearst Merger Has the Unanimous Support of the DallasNews Board and the Company’s Largest Shareholder, Robert Decherd. Benefits of the Hearst Merger Include:

•

Shareholders will be entitled to receive an all-cash payment of $15.00 per share upon closing, which represents a significant premium of 242% over the $4.39 closing price per share of Series A Common Stock on July 9, 2025 (the date prior to the announcement of the transaction).

•

In approving the Hearst Merger, DallasNews shareholders would secure immediate value for their shares, and no longer be subject to market, economic, and other risks that arise from owning an equity interest in a public company.

•

Hearst is committed to upholding the high journalism standards of The Dallas Morning News and has a unique capacity to further the Company’s historic commitment to meeting community news and information needs.

•	If the Hearst Merger is not approved, DallasNews will remain a standalone public company and its shares may return to the pre-announcement trading value of ~$4 per share.

Your vote is very important regardless of how many shares you own. Vote FOR the Hearst Merger to realize significant cash value for your shares and secure the future of DallasNews.

IMPORTANT INFORMATION ON HOW TO VOTE YOUR SHARES

As a DallasNews Savings Plan shareholder, you should have received a Notice to Plan Participants from Fidelity Management Trust Company containing information on how to provide your voting instructions to the plan trustee via the internet or telephone.

You will need to have your unique 12-digit control number to submit voting instructions, which was included with the proxy materials that came together with this letter. If you need support or cannot find your control number, please call our proxy solicitor D.F. King & Co., Inc. toll-free at +1 (866) 416-0577 or by email at DALN@dfking.com.

ONLY THE PLAN TRUSTEE CAN VOTE YOUR SHARES - IT IS IMPORTANT TO ACT NOW

VOTE FOR THE HEARST MERGER TO REALIZE A SIGNIFICANT ALL-CASH PREMIUM ON YOUR INVESTMENT AND SECURE THE FUTURE OF DALLASNEWS

To vote by internet or telephone, have your control number ready and vote by:

o	Internet: Visit www.proxypush.com/DALN and when prompted enter the 12-digit control number that was provided to you in your proxy materials.

o	Telephone: Call +1 (866) 284-6524 and enter the 12-digit control number when prompted.
▪	This is an automated touch-tone telephone line.
▪	Note: If you prefer to speak to a live agent, please call our proxy solicitor D.F. King & Co., Inc. toll-free at +1 (866) 416-0577.

o

Mail: You have the option to vote by mail by completing the voting instruction card and returning it in the business reply envelope that accompanied the proxy materials. The address for mailing is pre-printed on your proxy materials.

Important:  You will not be able to vote these shares in person at the Special Meeting. Because of the time required to tabulate voting instructions from participants in the Savings Plan before the Special Meeting, the plan trustee must receive your voting instructions by 11:59 p.m. Eastern Time on September 19, 2025.

Sincerely,

Grant Moise

Chief Executive Officer, DallasNews

President and Publisher, The Dallas Morning News

If you have questions about voting your proxy or require replacement proxy materials, please contact our proxy solicitor D.F. King & Co., Inc. toll-free at +1 (866) 416-0577 or by email at DALN@dfking.com.